PROVIDENT BANK

Public and Community Relations
114 East Lexington Street
Baltimore, MD 21202
www.provbank.com

NEWS RELEASE

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For Release: Tuesday, October 24, 2006
Contact: Vicki Cox, Corporate Communications
410-277-2063
vacox@provbank.com

PROVIDENT BANKSHARES CORPORATION APPOINTS GREATER WASHINGTON BUSINESS EXECUTIVE TO BOARD OF DIRECTORS JAMES G. DAVIS, PRESIDENT AND CEO OF DAVIS CONSTRUCTION CORPORATION NAMED TO KEY POST

         Provident Bankshares Corporation has appointed James G. Davis to its Board of Directors. Davis is the President and Chief Executive Officer of the James G. Davis Construction Corporation. Founded in 1966, the firm is well known as one of the leading general contractors in the Washington area. Mr. Davis has 26 years of experience in the industry and is regarded highly as a chief executive who provides creative solutions to challenging construction issues.

         James G. Davis Construction has completed facilities for customers such as Capital One, MICROS Systems and Time Life. The firm works on base building, interior, and renovation projects. Services include preconstruction consultation, value engineering, design/build development, and project management. In addition to its excellent reputation in Greater Washington, the firm is also ranked among the top general building contractors in the U.S.

         Gary N. Geisel, Chairman and CEO of Provident Bankshares Corporation, said Mr. Davis brings impeccable credentials to the board. "Jim is an outstanding leader in the Greater Washington business community and will be a huge asset in helping us deepen our customer base in this key market. I've known Jim for years and am confident that his expertise will allow us to successfully build on Provident's 120 year history. I am delighted to welcome Jim to the team."

         "I am pleased to join the board of Provident Bankshares Corporation," said Mr. Davis. "Our company has been banking with Provident since 1999 and Provident is clearly the "right size" bank for us. As we operate primarily in Greater Washington, I can provide guidance on how to grow Provident's presence here while at the same time maintain the core objectives of the Bank, namely excellent customer service."

         The James G. Davis Construction Company has offices in Rockville, Maryland, McLean, Virginia and Washington, D.C. The company is employee owned and operated with over 450 employees.

         Mr. Davis earned a Bachelor of Science degree in civil engineering from the Virginia Polytechnic Institute. He and his family reside in Alexandria, VA.